Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

U.S. BANCORP,

POWDER ACQUISITION CORP.

AND

VAIL BANKS, INC.

DATED AS OF

MAY 31, 2006

EXECUTION COPY

i

EXECUTION COPY

5.1	Covenants of VBI	19
5.2	Merger Covenants	22
5.3	Compliance with Antitrust Laws	22
ARTICLE VI	ADDITIONAL AGREEMENTS	23
6.1	Regulatory Matters	23
6.2	Access to Information	24
6.3	Shareholder Meeting	24
6.4	Legal Conditions to Merger	25
6.5	Employees	25
6.6	Subsequent Financial Statements	26
6.7	Additional Agreements	26
6.8	Advice of Changes	26
6.9	Current Information	27
6.10	Execution of the Plan of Merger and Certificate of Merger	27
6.11	Transaction Expenses of VBI	27
6.12	Indemnification and Insurance	27
ARTICLE VII	CONDITIONS PRECEDENT	28
7.1	Conditions to Each Party’s Obligation to Effect the Merger	28
7.2	Conditions to Obligations of Acquirer	29
7.3	Conditions to Obligations of VBI	29
ARTICLE VIII	TERMINATION AND AMENDMENT	30
8.1	Termination	30
8.2	Effect of Termination	31
8.3	Amendment	31
8.4	Extension; Waiver	31
ARTICLE IX	GENERAL PROVISIONS	31
9.1	Closing	31
9.2	Nonsurvival of Representations, Warranties and Agreements	31
9.3	Expenses; Breakup Fee	32
9.4	Notices.	33
9.5	Interpretation	34
9.6	Counterparts	34
9.7	Entire Agreement	34
9.8	Governing Law	34
9.9	Enforcement of Agreement	34
9.10	Severability	34
9.11	Publicity	35
9.12	Assignment; Limitation of Benefits	35
9.13	Additional Definitions	35

EXECUTION COPY

INDEX OF DEFINITIONS

Term	Section
401(k) Plans	6.5(b)
Acquirer	Preamble
Acquisition Transaction	9.13
Affiliate	9.13
Affiliated Person	9.13
Agreement	Preamble
Allen & Company	3.7
BHCA	3.1(a)
BIF	3.1(b)
Breakup Fee	9.3
CBCA	1.1
CDB	3.4(a)
Certificate	1.4(c)
Certificate of Merger	1.2
Change in Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	3.10(a)
Competing Proposal	9.13
Competing Transaction	9.13
Confidential Matters	6.2(a)
Confidentiality Agreement	5.1(e)
Damages	6.12(a)
Dissenting Shares	1.4(c)
DPC Shares	1.4(d)
Effective Time	1.2
Environment Law	3.14(e)
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Fund	2.1
Fairness Opinion	3.22
FDIC	3.1(b)
FRB	3.4(a)
GAAP	3.6(a)
Governmental Entity	3.4(a)
Hazardous Material	3.14(e)
Indemnified Parties	6.12(a)
Injunction	7.1(c)
Insurance Amount	6.12(b)
IRC	3.10(a)
IRS	3.10(a)
Knowledge	9.13
Laws	9.13
Liens	3.19(b)
Loans	3.5(a)
Material Adverse Effect	9.13
Materially Burdensome Condition	5.3
Merger	Preamble
Merger Consideration	1.4(b)
Merger Sub	Preamble

EXECUTION COPY

Option Agreement	1.4(c)
Option Merger Consideration	1.4(b)
OREO	3.15
Parties	Preamble
Per Share Merger Consideration	1.4(a)
Person	9.13
Plan of Merger	1.2
Plans	3.11(a)
Proxy Statement	3.4(a)
Regulatory Agencies	3.5(b)
Regulatory Agreement	3.13
Regulatory Approvals	7.1(b)
Representatives	5.1(e)
Requisite Shareholder Vote	3.3(a)
SEC	3.1(a)
SEC Reports	3.5(c)
Securities Act	3.5(c)
Significant Subsidiary	3.1(a)
Special Meeting	6.3
State Regulator	3.5(b)
Subsidiary	9.13
Superior Competing Transaction	9.13
Support Agreement	Preamble
Surviving Corporation	1.1
Tail Insurance	6.12(b)
Tax	3.10(b)
Tax Return	3.10(b)
Taxing Authority	3.10(b)
Third Party Public Event	9.3
Trust Account Shares	1.4(d)
VBI	Preamble
VBI Common Shares	1.4(a)
VBI Contract	3.12(a)
VBI Disclosure Schedule	Art. III
VBI Option(s)	1.4(b)
VBI Option Plan	1.4(b)
VBI Preferred Shares	3.2(a)
Voting Debt	3.2(a)
WestStar	3.1(a)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2006 (this “Agreement”), is entered into by and among U.S. Bancorp, a Delaware corporation (“Acquirer”), Powder Acquisition Corp., a Colorado corporation (“Merger Sub”), and Vail Banks, Inc., a Colorado corporation (“VBI”). Acquirer, Merger Sub and VBI are collectively referred to herein as the “Parties.”

WHEREAS, the Boards of Directors of Acquirer and VBI have determined that it is in the best interests of their respective companies and shareholders to consummate the Merger transaction as provided for in this Agreement in which Acquirer will acquire VBI through a merger of Merger Sub with and into VBI (the “Merger”);

WHEREAS, in connection with the Merger and the entry by the Parties into this Agreement, Acquirer is entering into a separate Voting and Support Agreement, of even date herewith (the “Support Agreement”), by and between Acquirer and each of the shareholders of VBI whose names are set forth on the signature pages thereto (the “Support Agreement Parties”), pursuant to which, among other things, such shareholders have agreed to vote all of their VBI Common Shares (as defined herein) owned by them in favor of the approval of this Agreement and the Merger;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Colorado Business Corporation Act (the “CBCA”), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge into VBI, with VBI being the surviving corporation (the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Colorado corporation.

1.2 Effective Time.

The Merger shall become effective at the time (“Effective Time”) of the last of the following events to occur: (a) the filing of the Colorado Plan of Merger (the “Plan of Merger”) in a form reasonably satisfactory to Acquirer that shall be filed with the Secretary of State of the State of Colorado on the Closing Date or (b) such later time as shall be specified in such filing.

EXECUTION COPY

1.3 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the CBCA.

1.4 Conversion of VBI Common Shares.

(a) At the Effective Time, subject to Sections 1.4(c) and 2.2(c) hereof, each VBI common share, par value $1.00 per share, including any restricted common shares (the “VBI Common Shares”) issued and outstanding prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters’ rights as provided in Section 1.4(e) and shares to be cancelled pursuant to Section 1.4(d) hereof) shall, by virtue of the Merger and without any action on the part of VBI, Acquirer or the holder thereof, be converted into the right to receive an amount of cash equal to $17.00 per VBI Common Share (the “Per Share Merger Consideration”), without interest and subject to adjustment as provided elsewhere herein.

(b) At the Effective Time, each option granted by VBI under the Amended and Restated Stock Incentive Plan (the “VBI Option Plan”) or otherwise pursuant to certain inducement grants to purchase VBI Common Shares (each a “VBI Option” and collectively, the “VBI Options”) that is outstanding and unexercised immediately prior the Effective Time, shall, by virtue of the Merger and without any action on the part of VBI, Acquirer or the holder thereof, be converted into the right to receive, as soon as practicable thereafter but in any event within three business days after the Effective Time, an amount of cash equal to the excess, if any, of the Per Share Merger Consideration over the sum of the exercise price of such VBI Option and any applicable withholding taxes (the “Option Merger Consideration”) (the aggregate Option Merger Consideration and the aggregate Per Share Merger Consideration, are referred to collectively as, the “Merger Consideration”). Prior to the Effective Time, VBI and its board of directors shall take any and all actions necessary to effectuate this Section 1.4(b), including the approval of any amendments to the VBI Option Plan.

(c) Upon the Effective Time, by virtue of the Merger and without any action on the part of VBI, Acquirer or the holders thereof, all VBI Common Shares and VBI Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) previously representing any such VBI Common Shares and each agreement (an “Option Agreement”) previously representing any such VBI Options shall thereafter represent only the right to receive the Per Share Merger Consideration or the Option Merger Consideration, as applicable. Payments made in respect of the VBI Options shall be in full satisfaction of all obligations under the VBI Option Plan and the Option Agreements. If prior to the Effective Time VBI should split or combine its common shares, or pay a dividend in common shares or other distribution in such common shares, then the Per Share Merger Consideration shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of VBI, Acquirer or the holder thereof, and notwithstanding any other provision hereof that may be to the contrary, all VBI Common Shares that are owned directly by Acquirer or VBI (other than VBI Common Shares held in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (“Trust Account Shares”) and other than any VBI Common Shares held by Acquirer or VBI or any of their respective Subsidiaries in respect of a debt previously contracted (“DPC Shares”)) shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor, and all VBI Common Shares beneficially owned by any direct or indirect wholly owned Subsidiary of Acquirer or VBI (other than Trust Account Shares and other than DPC Shares) shall remain issued and outstanding as common shares, par value $.01 per share, of the Surviving Corporation, except that the number of such shares owned by such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages.

(e) Notwithstanding any other provision hereof that may be to the contrary, any holder of VBI Common Shares who perfects such holder’s dissenters’ rights as to any such VBI Common Shares in accordance with and as contemplated by Article 113 of the CBCA (such VBI Common Shares referred to as “Dissenting Shares”) shall be entitled to receive such payments as may be determined pursuant to such provision of Law and shall not receive the Per Share Merger Consideration or any other consideration hereunder; provided that

EXECUTION COPY

no such payment under the CBCA shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CBCA. In the event that after the Effective Time a dissenting shareholder of VBI fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and of payment of such holder’s VBI Common Shares, Acquirer shall issue and deliver the aggregate Per Share Merger Consideration to which such holder of VBI Common Shares is entitled under this Section 1.4 (without interest) upon surrender of such holder’s Certificate or Certificates. VBI shall give Acquirer (i) prompt notice of any demands for appraisal received thereby, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by VBI, as applicable, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CBCA, and VBI shall not, except with the prior written consent of Acquirer, make any payment or settlement offer with respect to any demands for appraisal or offer to settle or settle any such demands.

(f) At the Effective Time, by virtue of the Merger and without any action on the part of VBI, Acquirer or the holder thereof, each common share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

1.5 Certificate of Incorporation.

At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.6 Bylaws.

At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.7 Directors and Officers.

At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified.

1.8 Modification of Structure.

Notwithstanding any provision of this Agreement to the contrary, Acquirer, with the prior written consent of VBI, which consent shall not be unreasonably withheld or delayed, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of VBI as a result of such modification; (ii) the consideration to be paid to holders of VBI Common Shares under this Agreement is not thereby changed in kind or reduced in amount as a result of such modification; and (iii) such modification will not be likely to delay materially or materially jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any conditions precedent to the Merger described in Article VII hereof. In the event Acquirer elects to make such a change, the Parties agree to execute appropriate documents to reflect such change, in form reasonably acceptable to VBI and Acquirer.

ARTICLE II
EXCHANGE PROCEDURES

2.1 Acquirer to Make Funds Available.

At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with U.S. Bank National Association (the “Exchange Agent”), for the benefit of the holders of Certificates the aggregate Per Share Merger Consideration in cash sufficient for the Exchange Agent to make full payment of the Per Share Merger

EXECUTION COPY

Consideration pursuant to Section 1.4 (the “Exchange Fund”). There shall be a written agreement between Acquirer and the Exchange Agent in which the Exchange Agent expressly undertakes, on reasonably customary terms, the obligation to pay the aggregate Per Share Merger Consideration as provided herein. VBI shall have a reasonable opportunity, but in any event at least five business days, to review and comment on the agreement with the Exchange Agent prior to it being finalized.

2.2 Exchange.

(a) As soon as practicable, but no more than three business days, after the Effective Time, provided that VBI has fully cooperated to make the necessary information available thereto a sufficient time in advance, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration pursuant to this Agreement. Additionally, the Exchange Agent shall provide a form of the letter of transmittal to VBI prior to the Closing Date. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder (or any agent thereof) of such Certificate shall be entitled to receive promptly in exchange therefor a check or wire transfer (provided such holder shall be responsible for any wire transfer fees) payable to such holder (or any agent thereof) representing the amount of cash to which such holder shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be canceled.

(b) As of the Effective Time, there shall be no transfers on the stock transfer books of VBI of the VBI Common Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration as provided in this Article II.

(c) Any portion of the Exchange Fund that remains unclaimed by the shareholders of VBI twelve (12) months after the Effective Time shall be returned to Acquirer. After such funds have been returned to Acquirer, any shareholders of VBI who have not theretofore complied with this Article II shall thereafter look only to Acquirer for payment of the Per Share Merger Consideration deliverable in respect of each share of VBI Common Shares such shareholders hold as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Acquirer, VBI, the Exchange Agent or any other person shall be liable to any former holder of VBI Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquirer or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of VBI Common Shares or VBI Options such amounts as Acquirer (or any Affiliated Person or other affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Acquirer (or any affiliate thereof) or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the VBI Common Shares or VBI Options in respect of whom such deduction and withholding were made by Acquirer (or such affiliate thereof) or the Exchange Agent.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate (whether the record holder or any agent thereof) to be lost, stolen or destroyed, and, if required by Acquirer, the posting by such person of a bond in such amount as Acquirer or may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check representing the Per Share Merger Consideration deliverable to such holder (or any agent thereof) in respect thereof pursuant to this Agreement. If payment of the Per Share Merger Consideration is to be made to any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment of the Per Share Merger Consideration to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of Acquirer and the Exchange Agent that such tax has been paid or is not payable.

EXECUTION COPY

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VBI

VBI, on behalf of itself and its Subsidiaries, hereby makes the following representations and warranties to Acquirer as set forth in this Article III, subject only to the exceptions disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of VBI delivered herewith (the “VBI Disclosure Schedule”), each of which representations and warranties are being relied upon by Acquirer as an inducement to enter into and perform this Agreement.

3.1 Corporate Organization.

(a) VBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. VBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or so qualify has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. VBI is duly registered as a bank holding company with the Board of Governors of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“BHCA”). The Articles of Incorporation and Bylaws of VBI, copies of which are attached at Section 3.1(a) of the VBI Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. WestStar Bank, a Colorado-chartered commercial bank (“WestStar”) is the only Subsidiary of VBI that qualifies as a “Significant Subsidiary”, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(b) WestStar is a Colorado-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Colorado and is a member of the Federal Reserve System. The deposit accounts of WestStar are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by WestStar when due. WestStar has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or so qualify has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The Articles of Incorporation and Bylaws of WestStar, copies of which are attached at Section 3.1(b) of the VBI Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of VBI and each of its Subsidiaries previously made available to Acquirer contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2003 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors.

3.2 Capitalization.

(a) The authorized capital stock of VBI consists of 22,250,000 shares of VBI capital stock, of which 20,000,000 are designated as VBI Common Shares and of which 2,250,000 are designated as preferred shares, par value $1.00 per share (“VBI Preferred Shares”). As of the date hereof, there are (x) 5,606,235 VBI Common Shares issued and outstanding (including 362,025 restricted shares) and no VBI Common Shares held in VBI’s treasury, (y) 474,099 VBI Common Shares reserved for issuance upon exercise of VBI Options and (z) no

EXECUTION COPY

other VBI Common Shares are reserved for issuance. No VBI Preferred Shares are issued and outstanding, held in VBI’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding VBI Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders may vote (“Voting Debt”) of VBI are issued or outstanding or have been authorized. VBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any VBI Common Shares or VBI Preferred Shares or any other equity security or capital stock or Voting Debt of VBI or any securities representing the right to purchase or otherwise receive any VBI Common Shares or any other equity security or capital stock or Voting Debt of VBI. VBI has provided Acquirer with a true, complete and correct list of the aggregate number of VBI Common Shares issuable upon the exercise of each VBI Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule for each such VBI Option. Other than the VBI Options or grants of restricted shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of VBI or any of its Subsidiaries and any restricted shares) are outstanding.

(b) Section 3.2(b) of the VBI Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries (as defined in Section 9.13 hereof) of VBI as of the date of this Agreement (including such Subsidiary’s name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock). VBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership or voting interests, as the case may be, of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or other equity ownership or voting interests, as the case may be, are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Other than as set forth in Section 3.2(b) of the VBI Disclosure Schedule, VBI does not hold or own, directly or indirectly, any capital stock or other equity or voting interest in any entity or Person.

3.3 Authority; No Violation.

(a) VBI has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Requisite Shareholder Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of VBI. The Board of Directors of VBI has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of VBI and its shareholders, has recommended this Agreement and the transactions contemplated hereby to its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to VBI’s shareholders for approval at a special meeting of such shareholders by the requisite vote of VBI’s shareholders, which is the vote of two-thirds of the VBI Common Shares issued and outstanding as of the close of business on the record date to be set for such special meeting (the “Requisite Shareholder Vote”), and no other corporate proceedings on the part of VBI (except for matters related to setting the date, time, place and record date for the special meeting, all of which actions have been authorized by the Board of Directors of VBI) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by VBI and (assuming due authorization, execution and delivery by Acquirer of this Agreement) will constitute valid and binding obligations of VBI, enforceable against VBI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by VBI, nor the consummation by VBI, of the transactions contemplated hereby, nor compliance by VBI with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of VBI and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws

EXECUTION COPY

(as defined in Section 9.13) applicable to VBI or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of VBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any VBI Contract (as defined in Section 3.12) to which VBI or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except in the case of subclause (y), for such violations, breaches, defaults, or terminations that do not adversely affect in any manner any investment, ownership or interest of VBI or any of its Subsidiaries in any entity and that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Consents and Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) under the BHCA and FRB regulations thereunder, and with the Colorado Division of Banking (“CDB”) under the Colorado Banking Code and CDB regulations thereunder, (ii) the approval of this Agreement by the Requisite Shareholder Vote, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of VBI’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (iv) the filing of the Plan of Merger with the Secretary of State of Colorado pursuant to the CBCA, and (v) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4 of the VBI Disclosure Schedule, no consents or approvals of or filings or registrations with any foreign, federal, state or local court, administrative agency or commission or other governmental, regulatory or self-regulatory authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (x) the execution and delivery by VBI of this Agreement and (y) the consummation by VBI of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings of or with any third party that is not a Governmental Entity the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on VBI or materially impair the ability of Acquirer to consummate the transactions contemplated hereby.

(b) VBI has no Knowledge of any reason why approval or effectiveness of any of the applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5 Loan Portfolio; Reports.

(a) None of VBI, nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), with any director, officer or five percent or greater shareholder of VBI or any of its Subsidiaries, or any Affiliated Person (as defined in Section 9.13) of the foregoing in excess of $25,000 in the aggregate or otherwise in violation of Section 13(k) of the Exchange Act.

(b) VBI and each of its subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with (i) the Federal Reserve Board; (ii) the FDIC, (iii) the CDB and any other state banking commissions or any other state regulatory authority (each a “State Regulator”), (iv) the Securities and Exchange Commission (the “SEC”) and (v) any self-regulatory organization (collectively “Regulatory Agencies”) and each other Governmental Entity. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of VBI and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding, informal or formal enforcement action or investigation into the business or operations of VBI or any of its Subsidiaries since December 31, 2003.

(c) VBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its

EXECUTION COPY

subsidiaries subsequent to December 31, 2003 under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or under the securities regulations of the SEC, in the form filed with the SEC (collectively, the “SEC Reports”) as of the date filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6 Financial Statements; Books and Records.

(a) Attached at Section 3.6 of the VBI Disclosure Schedule are true, correct and complete copies of (i) the consolidated balance sheets of VBI and its Subsidiaries as of December 31 for the fiscal years 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2005, 2004 and 2003, inclusive, in each case accompanied by the audit report of Dalby, Wendland & Co., P.C. or Perry-Smith LLP, as applicable, independent public accountants with respect to VBI, and (ii) the unaudited interim financial statements of VBI as of and for the period ended March 31, 2006, all of which were previously included in the SEC Reports. The financial statements referred to in this Section 3.6 and the financial statements included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of VBI and its Subsidiaries; (ii) fairly present, and the financial statements referred to in Section 6.6 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the consolidated results of operations, cash flows, changes in shareholders’ equity, comprehensive income and consolidated financial position of VBI and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth, (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and, (iv) have been, and the financial statements referred to in Section 6.6 hereof will be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto. The books and records of VBI have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of VBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of VBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to adversely affect the system of internal accounting controls described below in this Section 3.6(b). VBI (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to VBI, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of VBI by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to VBI’s outside auditors and the audit committee of VBI’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect VBI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in VBI’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to VBI’s auditors and audit committee and a copy has previously been made available to VBI. There is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the reports, certifications and attestations required pursuant to the rules and regulations adopted pursuant to the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2003, (i) neither VBI nor any of its Subsidiaries nor, to the Knowledge of VBI, any director, officer, employee, auditor, accountant or representative of VBI or any of its Subsidiaries, has

EXECUTION COPY

received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that VBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing VBI or any of its Subsidiaries, whether or not employed by VBI or any of its Subsidiaries, has reported to the Board of Directors of VBI or any committee thereof or to any director, executive officer or in-house counsel of VBI evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by VBI or any of its officers, directors, employees or agents.

(d) Neither VBI nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of VBI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006.

3.7 Broker’s Fees.

Neither VBI nor any Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that VBI has engaged, and will pay a fee or commission to, Allen & Company LLC (“Allen & Company”) in accordance with the terms of a letter agreement between Allen & Company and VBI, dated September 28, 2005, a true, complete and correct copy of which is attached at Section 3.7 of the VBI Disclosure Schedule.

3.8 Absence of Certain Changes or Events.

(a) Except as disclosed in VBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or the Quarterly Reports on Form 10-Q for the period ended March 31, 2006, (i) VBI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on VBI.

(b) Since December 31, 2005, neither VBI nor any of its Subsidiaries has taken, or committed to take, any action, nor has the board of directors thereof resolved to take any action, that, if so taken, committed to or resolved on or after the date hereof would not be permitted under Section 5.1 without Acquirer’s consent.

3.9 Legal Proceedings.

(a) Neither VBI nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of VBI, threatened, material legal, administrative, arbitration or other proceedings, claims, complaints, suits, actions or governmental or regulatory investigations of any nature, including by or before any Governmental Entity, against VBI or any of its Subsidiaries, or, to the Knowledge of VBI, any of their respective employees, officers or directors or affecting or relating to VBI or its Subsidiaries or their respective businesses, properties or assets or which challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon VBI, any of its Subsidiaries or the assets of VBI or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of VBI and its Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), and has duly paid or made provision on the financial statements referred to in Sections 3.6 and 6.6 hereof in accordance with

EXECUTION COPY

GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof. All liability with respect to the Tax Returns of VBI and its Subsidiaries has been satisfied for all years to and including 2004. The Internal Revenue Service (“IRS”) has not notified VBI of, or to the Knowledge of VBI otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of VBI or any of its Subsidiaries. The Colorado Department of Revenue has not notified VBI of, or to the Knowledge of VBI otherwise asserted, that there are any material deficiencies with respect to the Colorado Tax Returns of VBI or any of its Subsidiaries. There are no material disputes pending with respect to, or to the Knowledge of VBI, claims asserted for, Taxes or assessments upon VBI or any of its Subsidiaries. In addition, Tax Returns which are accurate and complete in all material respects have been filed by VBI and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by VBI in the financial statements referred to in Sections 3.6 and 6.6 hereto. The unpaid Taxes of VBI and its Subsidiaries (i) did not, as of the date of any financial statement referred to in Sections 3.6 and 6.6 hereto, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (excluding the notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of VBI in filing its Tax Returns. Neither VBI nor any of its Subsidiaries has been asked to consent to or consented to any currently effective waiver or extension of any statute of limitations with respect to any Tax. Neither VBI nor any Subsidiary has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code” or “IRC”). VBI has provided or made available to Acquirer complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for VBI’s fiscal years 2000, 2001, 2002, 2003 and 2004. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of VBI or any Subsidiary. VBI is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the IRC. VBI is not a “United States real property holding corporation” within meaning of § 897 of the IRC and was not a “United States real property holding corporation” on any “determination date” (as defined in § 1.897-2(c) of such Regulations) that occurred during any relevant period. Neither VBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (a) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (b) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger. Neither VBI nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither VBI nor any of its Subsidiaries has ever been a member of a group filing consolidated, combined or unitary tax returns (other than the affiliated group of which VBI is the common parent). Other than that certain Tax Allocation Agreement dated May 20, 2002, by and among VBI, WestStar and First Western Mortgage Services, Inc., neither VBI nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement.

(b) For purposes of this Agreement:

“Tax” means any tax (including any income tax, capital gains tax, payroll, employment or withholding tax, value-added tax, franchise tax, sales or use tax, property tax, net worth tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

EXECUTION COPY

“Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.11 Employee Plans.

(a) For purposes of this Section 3.11, references to VBI shall include VBI and its Subsidiaries and any other entity which together with VBI would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 414(b), (c), (m) or (o). Section 3.11(a) of the VBI Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other employment, consulting, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit-sharing, deferred compensation, fringe benefit, flexible spending or other plan, arrangement or agreement providing compensation or benefits to any current or former employee, that is maintained or contributed to as of the date of this Agreement, or that has within the last eight years been maintained or contributed to, by VBI, or to which VBI is obligated to contribute, or under which VBI has any liability (collectively, the “Plans”).

(b) VBI has heretofore delivered or made available to Acquirer true, correct and complete copies of each of the Plans and all related documents or, with respect to any such plan that is not in writing, a written description thereof, including but not limited to (as applicable) (i) the most recent determination letter from the IRS (if applicable) for such Plan, (ii) the current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements, (v) the most recent annual report, financial statement and/or actuarial report, (vi) all amendments, modifications or supplements to any such document and (vii) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(c) Except as set forth at Section 3.11(c) of the VBI Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has received from the IRS a favorable determination letter to such effect upon which VBI is entitled to rely as to such matters, and VBI is not aware of any circumstance or event which could jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which could cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan, (iii) no Plan is subject to Title IV of ERISA, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of VBI beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are fully accrued as liabilities on the books of VBI, or (z)

EXECUTION COPY

medical benefits the full cost of which is borne by the current or former employee (or his beneficiary), (vi) no Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a multiple employer plan within the meaning of Sections 4063 and 4064 of ERISA, nor has VBI contributed to or been obligated to contribute to any of the foregoing types of plans at any time in the prior six years, (vii) all contributions or other amounts payable by VBI as of the Effective Time with respect to each Plan and all other liabilities with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) to the Knowledge of VBI, it has not engaged in a transaction in connection with which VBI could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or to the Knowledge of VBI, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto by any current or former employee of VBI or their beneficiaries, (x) there does not now exist, nor do any circumstances exist that could result in, any liability (w) under Title IV of ERISA, (x) under Section 302 of ERISA, (y) under Sections 412 and 4971 of the Code or (z) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by VBI that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement (either alone or in conjunction with any other event), nor would the execution of this Agreement, the performance of the obligations hereunder, the consummation of the transactions contemplated hereby or approval of this Agreement by the Board of Directors or shareholders of VBI (either alone or in conjunction with any other event) (A) accelerate the time of payment, funding or vesting of any payments or benefits or the forgiveness of indebtedness, (B) increase the compensation or benefits payable or to be provided to any employee, officer or director, (C) prohibit the amendment or termination of any Plan or the reversion of the assets of any Plan. VBI is not a party to any loan or other extension of credit to or on behalf of any employee, officer or director that is prohibited under Section 402 of the Sarbanes Oxley Act. Each individual who renders services to VBI who is classified by VBI as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Plans) is properly so characterized.

(d)  VBI is not a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of VBI. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of VBI, threatened and VBI has not experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. VBI is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. VBI is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

3.12 Contracts.

(a) Neither VBI nor any of its Subsidiaries is a party to or bound by, and none of the properties or assets of VBI or any of its Subsidiaries are bound by, any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Acquirer, VBI, or any of their respective Subsidiaries to any director, officer or employee thereof; (iii) that contain any non-compete, exclusive dealing, marketing alliance or similar provision or that otherwise restricts materially or purports to restrict materially the conduct of any line of business by VBI or any of its Subsidiaries or, upon consummation of the Merger, will restrict or would purport to restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business in which a financial holding company or bank holding company may lawfully engage; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) providing for the indemnification of any person that could be in any material amount; (vi) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, or any rights of VBI or any of its Subsidiaries

EXECUTION COPY

will be diminished, by the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (vi), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); (vii) which provides for any joint venture, trust or similar arrangement; (viii) with any Affiliated Person (or any Affiliate thereof) that (A) were entered into outside the ordinary course of business of VBI, (B) are not on an arm’s-length basis, or (C) have at any time in the past three years involved expenditures by, or revenues for, VBI and its Subsidiaries, taken as a whole, in excess of $50,000 individually; or (ix) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports filed prior to the date hereof. There are no employment, consulting and compensation agreements to which VBI or any of its Subsidiaries is a party. Section 3.12(a) of the VBI Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or otherwise in an amount greater than $100,000 per annum) of VBI and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the VBI Disclosure Schedule, is referred to herein as a “VBI Contract,” and neither VBI nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any VBI Contract.

(b) (i) Each VBI Contract is valid and binding and in full force and effect, (ii) VBI and each of its Subsidiaries has, and, to the Knowledge of VBI, each other party has, in all material respects performed all obligations required to be performed by it to date under each VBI Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of VBI or any of its Subsidiaries under any such VBI Contract, except where such default is not likely to have, either individually or in the aggregate, a Material Adverse Effect on VBI.

3.13 Agreements with Governmental Entities.

Neither VBI nor any Subsidiary (or their respective employees, officers or directors) is, or has been at any time during the past 5 years, subject to any cease-and-desist or other order issued by, or is a party to any formal or informal regulatory enforcement action, including any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the VBI Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has VBI or any Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. There are no outstanding unresolved criticisms of VBI or any of its Subsidiaries in connection with any examination thereof by any Governmental Entity.

3.14 Environmental Matters.

(a) Each of VBI and the Subsidiaries is in material compliance with all Environmental Laws.

(b) There is no suit, claim, action, proceeding, investigation, remediation or notice pending or, to the Knowledge of VBI, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which VBI or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations, remediation or notices may be, named as a defendant or which seek to impose, or reasonably could be expected to result in the imposition, on VBI or any of its Subsidiaries any liabilities or obligation in each case (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by VBI or any Subsidiary, or to the Knowledge of VBI, relating to any material release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by VBI or any Subsidiary, and to the Knowledge of VBI, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party.

(c) To the Knowledge of VBI, during the period of VBI’s or any Subsidiary’s ownership, tenancy or operation of any property (including any property owned, operated or leased by the VBI or any of its Subsidiaries), there has not been any material release of Hazardous Materials in, on, under or affecting any such property that requires remediation or otherwise could reasonably be expected to result in the imposition on VBI or any of its Subsidiaries (or any of their respective assets or properties) under any Environmental Law.

EXECUTION COPY

(d) Neither VBI nor any of its Subsidiaries is a party to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any material liability or obligation under any Environmental Law.

(e) For purposes of this section 3.14, (i) the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any Environmental Law; (ii) the term “Environmental Law” means any applicable Law relating to the protection of human health and safety of the environment.

3.15 Reserves for Losses.

All reserves or other allowances for possible losses reflected in the SEC Reports complied with all Laws and GAAP. Neither VBI nor WestStar has been notified by the FDIC, the FRB, the CDB or VBI’s current or former independent auditors, in writing or otherwise, that such reserves are inadequate or that the practices and policies of VBI or WestStar in establishing such reserves and in accounting for delinquent and classified assets generally fail or failed to comply with applicable accounting or regulatory requirements, or that the FDIC, the FRB, the CDB or VBI’s independent auditors believes or believed such reserves to be inadequate or inconsistent with the historical loss experience of VBI or WestStar. VBI has previously furnished Acquirer with a complete list of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. VBI agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by VBI or WestStar is being carried net of reserves at the lower of cost or estimated net realizable value.

3.16 Properties and Assets.

Section 3.16 of the VBI Disclosure Schedule lists (i) all real property owned by VBI or any Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which VBI or any Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which VBI or any Subsidiary is a party; and (iv) all items of VBI’s or any Subsidiary’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $50,000 or more. Except for (a) items reflected in VBI’s consolidated financial statements as of December 31, 2005 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with VBI’s or any Subsidiary’s use and enjoyment of owned or leased real property (other than OREO) or otherwise materially impair business operations at, or the value of, such properties, (c) liens for current real estate taxes not yet due or payable, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), and (d) items listed in Section 3.16 of the VBI Disclosure Schedule, VBI and each Subsidiary has good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances of any nature whatsoever. VBI and each Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither VBI nor any Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2002. All properties and assets used by VBI and each Subsidiary are in good operating condition and repair, are suitable for the purposes for which they are currently utilized and, to the Knowledge of VBI, comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. VBI and each Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which VBI or any Subsidiary is a party are valid and binding obligations in accordance with the terms thereof. Neither VBI nor any Subsidiary is in default in any material respect with respect to any such lease, and there has occurred no default by VBI or any Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a default in any material respect under any such lease. To the Knowledge of VBI, there are no Laws, conditions of record, or other impediments which interfere materially with the intended use by VBI or any Subsidiary of any of the property owned, leased, or occupied by any of them. No real property leases or agreements to which VBI or any Subsidiary is a party will require any consent as a result of the transactions contemplated hereby.

EXECUTION COPY

3.17 Insurance.

Section 3.17 of the VBI Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by VBI and each of its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither VBI nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by VBI and Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by VBI and its Subsidiaries with all requirements of Law and agreements to which VBI or any of its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the VBI Disclosure Schedule, as in effect on the date hereof, have been delivered to Acquirer.

3.18 Compliance with Applicable Laws.

(a) VBI and each of its Subsidiaries has complied, and complies, in all material respects with all Laws applicable to it or its assets and properties or to the operation of its business. Neither VBI nor any Subsidiary has Knowledge of, or has received any notice of, any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured in full and for which there is no remaining liability or obligation. Other than as required by (and in material conformity with) Law, neither VBI nor any of its Subsidiaries acts as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) VBI and each of its Subsidiaries holds, and has held, all material licenses, franchises, permits and authorizations of, and has made all filings, applications and registrations with, all Governmental Entities that are necessary for the ownership and lease of its respective properties and the lawful conduct of its respective business, all of which licenses, franchises, permits and authorizations are in full force and effect and, to the knowledge of VBI, no denial, suspension or cancellation of any of them is threatened.

3.19 Loans and Investment Securities.

(a) All loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to VBI or any Subsidiary, or in which VBI or any Subsidiary has an interest (collectively, “Loans”), comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

(b) All Loans (i) have been made or acquired by VBI in accordance with customary board of director-approved loan policies, except where such failure is not likely to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (iii) are free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), except as set forth in the loan approval documentation, and (iv) are collectible, except to the extent reserves have been made against such Loans in VBI’s consolidated financial

EXECUTION COPY

statements at March 31, 2006 referred to in Section 3.6 hereof. Each of VBI and each Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectibility of such Loans; and, neither VBI nor any Subsidiary has taken any action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. All applicable remedies against all material borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All Loans purchased or originated by VBI or any Subsidiary and subsequently sold by VBI or any Subsidiary have been sold without recourse to VBI or any Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports as of March 31, 2006 prepared by VBI and each Subsidiary, which reports include all Loans delinquent or otherwise in default that are more than 30 days past due and in excess of $50,000, have been furnished to Acquirer. True, correct and complete copies of the currently effective lending policies and practices of VBI and each Subsidiary also have been furnished to Acquirer.

(c) Each outstanding loan participation sold by VBI or any Subsidiary was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including VBI or any Subsidiary) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to VBI or any Subsidiary for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. VBI and any Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) VBI and each Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it, except where such non-perfection is not likely to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Section 3.19(e) of the VBI Disclosure Schedule sets forth a list of all Loans or other extensions of credit in excess of $25,000 to all directors, officers and employees, and any other person covered by Regulation O of the FRB.

(f) Section 3.19(f) of the VBI Disclosure Schedule sets forth a list of all investments in any equity or other securities held by VBI or any Subsidiary.

3.20 Ownership of Acquirer Common Stock.

Neither VBI nor any of its directors, executive officers, Affiliated Person or other affiliates (i) beneficially own, directly or indirectly through an Affiliated Person or other affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Acquirer (other than those agreements, arrangements or understandings specifically contemplated hereby).

3.21 Fairness Opinion.

VBI has received an opinion from Allen & Company to the effect that, in its opinion, the consideration to be paid to shareholders of VBI hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”). Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22 VBI Information.

EXECUTION COPY

The information relating to VBI and its Subsidiaries provided by VBI for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The VBI notice of the Special Meeting (as defined in section 6.3 hereof) (except for the portions thereof relating solely to Acquirer or any of its Subsidiaries, as to which VBI makes no representation or warranty) will comply in all material respects with the provisions of the CBCA.

3.23 State Takeover Laws.

The Board of Directors of VBI has approved this Agreement and the agreements and transactions contemplated hereby to the extent required to render inapplicable to all such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law that might otherwise apply.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer, hereby make the following representations and warranties to VBI as set forth in this Article IV, each of which is being relied upon by VBI as an inducement to enter into and perform this Agreement.

4.1 Corporate Organization.

Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the ability of Acquirer to consummate the transactions contemplated hereby.

4.2 Authority; No Violation.

(a) Acquirer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, subject to receipt of the required regulatory approvals specified herein, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Acquirer. No other corporate proceedings on the part of Acquirer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquirer and (assuming due authorization, execution and delivery by VBI) will constitute valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Acquirer, nor the consummation by Acquirer, of the transactions contemplated hereby, nor compliance by Acquirer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Acquirer, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Laws applicable to Acquirer or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquirer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquirer is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults, accelerations, or terminations that would not have a material adverse effect upon the ability of Acquirer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Merger.

EXECUTION COPY

4.3 Regulatory Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the FRB under the BHCA and FRB regulations thereunder, and with the CDB under the Colorado Banking Code and CDB regulations thereunder, (ii) the filing with the SEC of the Proxy Statement, and (iii) the filing of the Plan of Merger with the Secretary of State of Colorado pursuant to the CBCA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Acquirer of this Agreement and the consummation by Acquirer of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to be obtained would not have a material adverse effect upon the ability of Acquirer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Merger.

(b) Acquirer has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.3(a) cannot be obtained or granted on a timely basis.

4.4 Agreements with Governmental Entities.

Neither Acquirer nor any Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Acquirer or any Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement, in each case that would have a material adverse effect upon the ability of Acquirer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Merger.

4.5 Adequate Resources.

Acquirer has or will have at the Effective Time cash on hand or borrowing availability under financing arrangements from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Acquirer to pay in full the Merger Consideration and all fees and expenses payable by Acquirer in connection with this Agreement and the transactions contemplated thereby.

4.6 Legal Proceedings.

Acquirer is not a party to any, and there are no pending or, to the Knowledge of Acquirer, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquirer, except such proceedings, claims actions or governmental investigations which in the good faith judgment of Acquirer would not have an adverse effect on the ability of Acquirer to consummate the transactions contemplated hereby.

4.7 Acquirer Information.

The information relating to Acquirer and its Subsidiaries to be provided by Acquirer to VBI for inclusion in the Proxy Statement to be used in soliciting the approval of VBI’s shareholders at the Special Meeting (as defined in Section 6.3) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

EXECUTION COPY

4.8 Broker’s Fees.

Neither Acquirer nor any Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of VBI.

During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Acquirer, VBI shall, and shall cause each Subsidiary of VBI to, carry on their respective businesses only in the ordinary course consistent with past practices and consistent with prudent banking practices. During the period from the date of this Agreement and continuing until the Effective Time, VBI will use its commercially reasonable best efforts, consistent with historical practices, to (x) preserve its business organization and that of each Subsidiary intact, (y) keep available to itself and Acquirer the present services of the officers and employees of VBI and each Subsidiary and (z) preserve for itself and Acquirer the goodwill of the customers of VBI and each Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as expressly set forth in the correspondingly enumerated subsection of Schedule 5.1 to the VBI Disclosure Schedule or as otherwise expressly contemplated by this Agreement or with the prior written consent of Acquirer, which consent shall not be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the Effective Time, VBI shall not, and shall not permit any Subsidiary to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of the second and third quarter cash dividends by VBI (not to exceed $0.07 per share on the VBI Common Shares and with declaration, record and payment dates consistent with past practice) in the third and fourth quarters of VBI’s fiscal year ended December 31, 2006);

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof, in the ordinary course of business consistent with past practice), any shares of the capital stock of VBI or any Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of VBI or any of its Subsidiaries;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(e) directly or indirectly (and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, (collectively, “Representatives”) not to, directly or indirectly), initiate, solicit, facilitate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal (as defined in Section 9.13 hereof), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to, enter into any agreement regarding or endorse any Competing Proposal, or authorize or permit any Representative of VBI or any of its Subsidiaries to take any such action, and VBI shall use its reasonable best efforts to cause the Representatives of VBI and of its Subsidiaries not to take any such action, and VBI shall promptly notify Acquirer (but in no event later than 24 hours after receipt) if any such inquiries or proposals are made regarding a Competing Proposal or if any request for nonpublic information is

EXECUTION COPY

made relating to VBI or any of its Subsidiaries or for access to the properties, books or records of VBI or any Subsidiary that relates to or could reasonably be expected to relate to a Competing Proposal, and VBI shall keep Acquirer informed, on a current basis, of the status and terms of any such proposals (including by notifying Acquirer promptly (and in no event later than 24 hours after receipt) if any material modification of or material amendment to any Competing Proposal is made); provided, however, that prior to such time as the shareholders of VBI shall have adopted and approved this Agreement in accordance with Colorado Law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of VBI from, in connection with a Superior Competing Transaction (as defined in Section 9.13 hereof), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire VBI pursuant to a merger, consolidation, share exchange or other similar transaction, if, and only to the extent that and so long as, (A) the Board of Directors of VBI, after consultation with outside legal counsel, determines in good faith that failure to take such action would result in a breach of its fiduciary duties to shareholders imposed by Colorado Law, (B) VBI and its Subsidiaries are otherwise in material compliance with Section 6.3, Section 6.7(b) and this Section 5.1(e) (including, prior to furnishing such information to, or entering into discussions or negotiations with, such person, by VBI providing written notice to Acquirer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person), (C) prior to furnishing such information to such person, VBI receives from such person an executed confidentiality agreement with terms substantially similar to and no less favorable to VBI than those contained in the Confidentiality Agreement by and between Acquirer and VBI, dated as of October 7, 2005 (the “Confidentiality Agreement”), and (D) VBI keeps Acquirer informed, on a current basis, of the status and details of any such discussions or negotiations as provided above;

(f) make individual capital expenditures of $50,000, or capital expenditures of $250,000 in the aggregate;

(g) enter into any new line of business;

(h) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by investing in or making contributions to capital or property transfers to, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (B) any stock, securities, property or assets, or (ii) otherwise acquire any stock, securities, property or assets, other than, in the case of this clause (ii), acquisitions of property or assets in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in each case in the ordinary course of business consistent with past banking practices or otherwise in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to VBI and its Subsidiaries, taken as a whole;

(i) sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

(j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(k) change its principles, practices or methods of accounting in effect at December 31, 2005 except as required by changes in GAAP or regulatory accounting principles after December 31, 2005 as concurred to by Acquirer’s independent auditors;

(l) (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between VBI or any Subsidiary and one or more of its current or former directors, officers or employees, (ii) increase in any manner the compensation or benefits of any director, officer or other employee who is a party to a contract relating to employment, change of control or severance whether or not disclosed in Schedule 3.12 of this

EXECUTION COPY

Agreement, or pay any amounts or benefits to any current or former director, officer or employee not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the payment of bonuses and the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any current or former director, officer or employee, (iv) increase in any manner the compensation or benefits of any current or former employee who is not a director or executive officer or who is not a party to a contract relating to employment, change of control or severance, (v) hire any new officer or employee at an annual compensation in excess of $65,000, (vi) promote to a rank more senior than vice president any employee, (vii) accelerate the vesting or time of payment of any compensation or benefits of any director, officer or employee, or (viii) take any other action with respect to, including an interpretation of, any Plan, arrangement, agreement or policy that would be a violation of the foregoing covenants;

(m) except for Federal Home Loan Bank advances or short-term borrowings with a maturity of one year or less in the ordinary course of business consistent with past practices that are prepayable without penalty, incur any indebtedness for borrowed money; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(n) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

(o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructuring in each case in the ordinary course of business consistent with past banking practices;

(p) (i) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions on terms generally available to third parties that are not, individually or in the aggregate, material to VBI or any of its Subsidiaries) with, any Affiliated Person of VBI or any Subsidiary or (ii) make any new loans to, increase amounts available under the terms of any existing loan to, any employee or Affiliated Person of VBI or its Subsidiaries (including immediate family members) other than, with respect to each such individual (including immediate family members), such loans and increases that are made in the ordinary course of business consistent with past practice and in accordance with existing WestStar lending policies and practices and that do not exceed $50,000 in the aggregate;

(q) incur deposit liabilities, other than in the ordinary course of business consistent with past practices and which would not change the risk profile of WestStar based on its existing deposit and lending policies;

(r) (i) except in the ordinary course of business consistent with past practice and, in the case of loans, in accordance with existing WestStar lending policies and practices, originate or make any loans or advances to any person or acquire any investment securities or (ii) make any capital contribution to, or investment in, any person (other than any acquisitions of investment securities permitted by clause (i) hereof);

(s) except in the ordinary course of business consistent with past practice and in accordance with existing WestStar investing policies and practices, make any investments;

(t) sell or purchase any mortgage loan servicing rights;

(u) make any investment in any derivative securities, or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities;

(v) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property that determines there are no “recognized environmental conditions” at the property within the meaning of ASTM E-1527-00 that require investigation or remediation;

EXECUTION COPY

(w) propose, commence or settle any legal, administrative, arbitration or other proceeding, claim, action or governmental or regulatory investigation of any nature, other than settlements of loan related proceedings with borrowers in the ordinary course of business consistent with past practice, involving amounts in excess of $50,000;

(x) file or amend any Tax Return other than in the ordinary course of business, make, change or revoke any material Tax election, change any annual Tax accounting period, or adopt or change any Tax accounting method, surrender any material claim for a refund of Taxes, enter into any material closing agreement with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to VBI or its Subsidiaries, or settle or compromise any material Tax liability;

(y) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or, unless required by GAAP or regulatory accounting requirements applicable to VBI or the applicable Subsidiary thereof, reclassify any investment security from held-to-maturity or available for sale to trading other than in the ordinary course of business and after prior consultation with Acquirer;

(z) change in any material respect the policies, practices and procedures governing the lending operations of VBI and its Subsidiaries, including the policies, practices and procedures governing credit and collection matters;

(aa) enter into any contract or agreement that would be a VBI Contract or terminate, amend in any material respect, or release or waive any material rights under, any VBI Contract or terminate, amend, release or waive any provisions of any confidentiality, standstill or similar agreements in place with any third parties; or

(bb) authorize, agree or commit to do any of the actions set forth in (a) - (aa) above.

The consent of Acquirer to any action by VBI or any Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by an officer of Acquirer.

5.2 Merger Covenants.

Notwithstanding that VBI believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, VBI recognizes that Acquirer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, VBI shall consult and cooperate with Acquirer in order to formulate the plan of integration for the Merger as may be reasonably requested by Acquirer. Additionally, VBI shall consult and cooperate with Acquirer and use VBI’s commercially reasonable best efforts to promptly terminate or modify the contracts set forth on Section 5.2 of the VBI Disclosure Schedule as requested by, and in such manner as acceptable to, Acquirer. In the event that VBI or any of its Subsidiaries shall initiate or establish any new lending relationship with credit exposure in excess of $2 million, VBI shall promptly notify Acquirer of such action.

5.3 Compliance with Antitrust Laws.

Each of Acquirer and VBI shall use its commercially reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Acquirer and VBI shall use its commercially reasonable best efforts to avoid the filing of, or resist or resolve such suit. Acquirer and VBI shall use their commercially reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining

EXECUTION COPY

order, or other order which has the effect of preventing the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, as used in this Agreement, “commercially reasonable best efforts” shall not include, among other things and to the extent Acquirer so desires, the willingness of Acquirer to accept an order containing (i) any requirement or condition for the divestiture, or the holding separate, of any assets of Acquirer or VBI or (ii) any requirement or condition that Acquirer reasonably determines to be unduly burdensome or otherwise to materially reduce the benefits for which it bargained in this Agreement (either of clauses (i) or (ii), a “Materially Burdensome Condition”).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) VBI shall promptly prepare and file with the SEC the Proxy Statement and shall use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and VBI shall thereafter mail or deliver the Proxy Statement to its shareholders. VBI shall notify Acquirer of the receipt of, and immediately provide to Acquirer true and complete copies of, any comments of the SEC with respect to the Proxy Statement or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.

(b) The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly (and in any event within 30 calendar days of the date hereof) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. VBI and Acquirer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to VBI or Acquirer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided by the other party to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby without the consent of such Governmental Entity. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall cooperate and consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) VBI shall, upon request, furnish Acquirer with all information concerning VBI, WestStar and their directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Acquirer to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Acquirer shall, upon request, furnish VBI with all information concerning Acquirer as may be reasonably necessary for inclusion in Proxy Statement that may be furnished to shareholders of VBI in connection with the Special Meeting (as defined in Section 6.3 hereof). None of the information relating to Acquirer supplied or to be supplied by Acquirer to VBI expressly for inclusion in such Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of VBI, at the time of any amendments thereto and at the time of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

EXECUTION COPY

(e) Each of Acquirer and VBI shall promptly (and in any event within two business days) inform the other party upon receipt of any communication from any Governmental Entity regarding the transactions contemplated by this Agreement. If Acquirer or VBI (or any of their respective Subsidiaries) receives a request for information or documents from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. In furtherance and not in limitation of the foregoing, each of Acquirer and VBI shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approvals required by Section 7.1(b) or Section 7.2(f), respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, VBI shall accord to the officers, employees, accountants, counsel and other representatives of Acquirer, access, during normal business hours during the period prior to the Effective Time, to all its and its Subsidiaries’ properties, books, contracts, commitments and records, and, during such period, VBI shall make available to Acquirer a copy of each report, schedule, registration statement and other document filed or received by it (including any of its Subsidiaries) during such period pursuant to the requirements of federal or state banking laws and all other information concerning its business, properties and personnel as Acquirer may reasonably request. Acquirer shall receive notice of all meetings of the VBI and WestStar Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all VBI and WestStar, as the case may be, representatives to such meetings are required to be provided notice). A representative of Acquirer shall be permitted to attend all meetings of the Board of Directors (except for the confidential portion of such meetings which relate to the Merger or a Competing Proposal or other confidential matters (“Confidential Matters”) of VBI or WestStar, as the case may be) and such meetings of committees of the Board of Directors and management of VBI and WestStar which Acquirer reasonably desires. Acquirer will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b) No investigation by either of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

(c) VBI shall provide Acquirer with true, correct and complete copies of all financial and other information provided to directors of VBI and WestStar in connection with meetings of their Boards of Directors or committees thereof.

6.3 Shareholder Meeting.

VBI shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). Management and the Board of Directors of VBI shall recommend to VBI’s shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, shall not (x) withdraw, modify or qualify in any manner adverse to Acquirer such recommendation or (y) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except and to the extent that the Board of Directors of VBI determines in good faith, in light of a Superior Competing Transaction occurring after the date of this Agreement and prior to the vote on the Merger at the Special Meeting, and after consultation with outside legal counsel, that failure to do so would result in a breach of its fiduciary duties under applicable Colorado law; provided, however, that notwithstanding anything to the contrary in the foregoing, VBI shall hold its Special Meeting in accordance with the first sentence of this Section 6.3 and submit this Agreement to its shareholders for approval at the Special Meeting even if there shall have been a Change in Recommendation.

EXECUTION COPY

6.4 Legal Conditions to Merger.

Each of Acquirer and VBI shall use their commercially reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by VBI or Acquirer, as applicable, in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, (i) for purposes of crediting periods of service for eligibility to participate and vesting under the section 401(k) plan maintained by Acquirer, individuals who are employees of VBI or any Subsidiary at the Effective Time (“Covered Employees”) and who become eligible to participate in such plan will be credited with periods of service with VBI or any Subsidiary before the Effective Time as if such service had been with Acquirer to the same extent such service was recognized by VBI for the same purpose and (ii) for purposes of determining eligibility for vacation under Acquirer's vacation policy, Covered Employees who become employees of Acquirer or any of its Subsidiaries as of the Effective Time will be credited with periods of service with VBI or any Subsidiary before the Effective Time as if such service had been with Acquirer to the same extent such service was recognized by VBI for the same purpose; provided, in each case, that in no event shall prior service be recognized to the extent that to do so would result in a duplication of benefits.

(b) If required by Acquirer in writing delivered to VBI not less than five business days before the Closing Date, VBI and each Subsidiary, as applicable, shall, effective as immediately prior to or after the Closing Date (at Acquirer’s election), (i) terminate any Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination, (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Acquirer 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Acquirer 401(k) Plan. VBI shall provide to Acquirer (i) certified copies of resolutions adopted by the Board of Directors of VBI or such Subsidiary, as applicable, authorizing any such termination or amendment and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Acquirer to conform the plan document for such Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such Plan.

(c) After the Effective Time, except to the extent that Acquirer or its Subsidiaries continues Plans in effect, Covered Employees will be eligible for employee benefits that Acquirer or its Subsidiaries, as the case may be, provide to similarly situated employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. With respect to any health, dental or vision plan of VBI or any of its Subsidiaries in which any Covered Employee is eligible to participate in the plan year that includes the year in which the Effective Time occurs, Acquirer will or will cause its Subsidiaries to (i) waive any limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the health, dental or vision plans of Acquirer to the same extent such limitation would have been waived or satisfied under the corresponding Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) credit Covered Employees for an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of VBI or its Subsidiaries, to the extent the applicable information is provided to Acquirer in a form that Acquirer reasonably determines is administratively feasible to take into account under its plans.

EXECUTION COPY

(d) After the Merger, Acquirer and each relevant Acquirer Subsidiary will honor and perform the obligations of VBI and its Subsidiaries under, the contracts, plans and arrangements listed in Sections 6.5(d) and 3.12 (relating to employment) of the VBI Disclosure Schedule in accordance with their terms.

(e) If a Covered Employee has his or her employment terminated by Acquirer or any of its Subsidiaries other than for “cause,” subject to the execution, delivery and non-revocation of a general release of claims in favor of the Acquirer, VBI and their respective Subsidiaries, such terminated Covered Employee shall be entitled to severance pay as described on Exhibit A to Schedule 6.5(e).

(f) No provision of this Section 6.5 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof). Nothing contained herein shall prevent Acquirer from terminating the employment of any Covered Employee or amending or terminating the terms of any benefit plan.

6.6 Subsequent Financial Statements.

As soon as reasonably available, but in no event more than thirty (30) days after the end of each month, VBI will deliver to Acquirer the unaudited financial statements of VBI and each VBI Subsidiary as of the end of each such month.

6.7 Additional Agreements.

(a) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each of WestStar and Acquirer and Acquirer’s and VBI’s Subsidiaries shall take all such necessary action as may be reasonably requested by Acquirer.

(b) VBI shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquirer) conducted heretofore with respect to any of the matters set forth in Section 5.1(e), and shall instruct all Persons other than Acquirer who have been furnished confidential information regarding VBI in connection with the solicitation of or discussions regarding a Competing Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. VBI agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which VBI or its Subsidiaries is or may become a party, except that, notwithstanding anything in Section 5.1(e) to the contrary, VBI may release any such third party from any such standstill provision if and only to the extent such third party requests a waiver thereof to make, and makes, an unsolicited bona fide proposal to acquire VBI. VBI shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of VBI or its Subsidiaries are aware of the restrictions described in Section 5.1(e) and this Section 6.7(b) as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in Section 5.1(e) by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of VBI or its Subsidiaries, at the direction or with the consent of VBI or its Subsidiaries, shall be deemed to be a breach of Section 5.1(e) by VBI. Nothing contained in Section 5.1(e) shall prohibit VBI from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.8 Advice of Changes.

Acquirer and VBI shall promptly advise each other of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a

EXECUTION COPY

material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be.

6.9 Current Information.

During the period from the date of this Agreement to the Effective Time, VBI will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of Acquirer and to report the general status of the ongoing operations of VBI. VBI will promptly notify Acquirer of any material change in the normal course of business or in the operation of the properties of VBI and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving VBI, and will keep Acquirer fully informed of such events.

6.10 Execution of the Plan of Merger and Certificate of Merger.

Prior to the Effective Time, Acquirer and VBI each shall execute and deliver the Plan of Merger and the Certificate of Merger, each in a form reasonably satisfactory to the Parties.

6.11 Transaction Expenses of VBI.

(a) Promptly after the execution of this Agreement, VBI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements.

(b) VBI shall advise Acquirer monthly of all out-of-pocket expenses which VBI has incurred in connection with this transaction.

(c) Any success fee owed to Allen & Company under its letter agreement with VBI referenced in Section 3.7 shall be paid by VBI at the Closing.

6.12 Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of VBI or WestStar (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of VBI or WestStar or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (an “Indemnified Matter”), the Parties agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by applicable law and the Articles of Incorporation and Bylaws of VBI or Articles of Incorporation and Bylaws of WestStar, as the case may be. It is understood and agreed that after the Effective Time, Acquirer and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Articles of Incorporation and Bylaws of VBI or Articles of Incorporation and Bylaws of WestStar, as the case may be, as in effect on the date hereof, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking to repay such advanced expenses if it is determined by a final and non-appealable judgment of a count of competent jurisdiction that such Indemnified Party was not entitled to indemnification and such other undertakings required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such

EXECUTION COPY

threatened or actual claim, action, suit, proceeding or investigation arising out of, based on or pertaining to, an Indemnified Matter, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Acquirer; provided, however, that (1) Acquirer shall have the right to assume the defense thereof and upon such assumption Acquirer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Acquirer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquirer, and Acquirer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Acquirer shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (3) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Acquirer shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of VBI. Any Indemnified Party wishing to claim indemnification under this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquirer thereof; provided, however, that the failure to so notify shall not affect the obligations of Acquirer under this Section 6.13 except to the extent such failure to notify materially prejudices Acquirer. Acquirer’s obligations under this Section 6.13 continue in full force and effect for a period of five years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

If Acquirer or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Acquirer shall assume the obligations set forth in this Section 6.13.

(b) Acquirer shall purchase for the benefit of the persons serving as executive officers and directors of VBI and WestStar immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for two years after the Effective Time, under either VBI’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than VBI’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”); provided that in no event shall Acquirer be required to expend annually in the aggregate an amount in excess of $250,000 for such insurance (the “Insurance Amount”); and provided further that if Acquirer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Acquirer shall obtain as much comparable insurance as is available for the Insurance Amount.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. This Agreement, including the Plan of Merger, and the Merger shall have been approved and adopted by the Requisite Shareholder Vote.

(b) Other Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to as the “Regulatory Approvals”).

EXECUTION COPY

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Plan of Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

7.2 Conditions to Obligations of Acquirer.

The obligation of Acquirer and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Acquirer, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of VBI set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks by its terms as of an earlier date, such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date) and there shall be no more than, in the aggregate, 6,080,334 VBI Common Shares issued and outstanding or reserved for issuance upon exercise of VBI Options or otherwise. Acquirer shall have received a certificate signed on behalf of VBI by each of the President and Chief Executive Officer and the Chief Financial Officer of VBI to the foregoing effect.

(b) Performance of Covenants and Agreements of VBI. VBI shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Acquirer shall have received a certificate signed on behalf of VBI by each of the President and Chief Executive Officer and the Chief Financial Officer of VBI to such effect.

(c) Consents under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of VBI under any VBI Contract shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on VBI or the Surviving Corporation.

(d) No Material Adverse Change. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of VBI or any Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on VBI.

(e) No Burdensome Condition. No regulatory approval required to consummate the Merger shall contain a Materially Burdensome Condition.

(f) Dissenting Shares. The total number of Dissenting Shares, excluding Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under Article 113 of CBCA as of the Closing Date, shall not exceed 10% of the issued and outstanding VBI Shares as of the Closing Date.

7.3 Conditions to Obligations of VBI.

The obligation of VBI to effect the Merger is also subject to the satisfaction, or waiver by VBI, at or prior to the Effective Time of the following conditions:

EXECUTION COPY

(a) Representations and Warranties. The representations and warranties of Acquirer set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks by its terms as of an earlier date, such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date). VBI shall have received a certificate signed on behalf of both Acquirer by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Acquirer to the foregoing effect.

(b) Performance of Covenants and Agreements of Acquirer. Acquirer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. VBI shall have received a certificate signed on behalf of both Acquirer by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Acquirer to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of VBI:

(a) by mutual consent of Acquirer and VBI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Acquirer or VBI (i) if 30 days have passed after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the Parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity that must grant a Regulatory Approval has denied such approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Acquirer or VBI if the Merger shall not have been consummated on or before December 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Acquirer or VBI (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of VBI hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Requisite Shareholder Vote at a duly held Special Meeting of shareholders or at any adjournment or postponement thereof;

(e) by either Acquirer or VBI if there shall have been a breach of any of the representations or warranties, or of any of the covenants or agreements, set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate with all other such breaches, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, and which is not cured within 30 days following receipt by the breaching party of written notice of such breach from the party seeking to terminate the agreement or such breach by its nature cannot be cured within such time period; or

EXECUTION COPY

(f) by Acquirer, if the management of VBI or its Board of Directors, for any reason, (i) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby (including in the Proxy Statement) or effects a Change in Recommendation or recommends any Competing Proposal (or, in the case of this clause (i), resolves to take any such action), whether or not permitted by the terms of this Agreement, or (ii) violates Section 5.1(e), Section 6.3 or Section 6.7(b) of this Agreement in any material respect.

8.2 Effect of Termination.

In the event of termination of this Agreement by either Acquirer or VBI as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of VBI; provided, however, that after any approval of the transactions contemplated by this Agreement by VBI’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to VBI shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Hogan & Hartson L.L.P., counsel to VBI, on a date and place specified by the Parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of all conditions precedent specified under Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date, place and time as the Parties may agree in writing (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements.

EXECUTION COPY

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms expressly apply in whole or in part after the Effective Time.

9.3 Expenses; Breakup Fee.

(a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) In the event that this Agreement is terminated by Acquirer or VBI pursuant to Section 8.1(d) by reason of VBI shareholders not having given any required approval and there shall have been prior to any meeting of the VBI shareholders a “Third Party Public Event” (as defined below) and VBI shall have entered into any acquisition or other similar agreement, including any letter of intent, in connection with, or shall have consummated, any Acquisition Transaction within 12 months from the date of termination of this Agreement, VBI shall pay to Acquirer a breakup fee in an amount equal to 4.0% of the Merger Consideration in cash (the “Breakup Fee”). For purposes of this Section 9.3, a “Third Party Public Event” shall refer to the following event: any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than Acquirer or its Subsidiaries, shall have made a bona fide proposal to VBI or any VBI Subsidiary, by a public announcement or written communication that is or becomes the subject of public disclosure, to VBI’s shareholders to engage in an Acquisition Transaction.

(c) In the event that this Agreement is terminated by Acquirer by reason of a willful material breach pursuant to Section 8.1(e) hereof, VBI shall pay to Acquirer an amount equal to the Breakup Fee.

(d) In the event that this Agreement is terminated by Acquirer pursuant to Section 8.1(f), VBI shall pay to Acquirer an amount equal to the Breakup Fee.

(e) In the event that this Agreement is terminated by Acquirer or VBI pursuant to Section 8.1(c) without the Special Meeting having occurred or by Acquirer pursuant to Section 8.1(e) (other than in the circumstances set forth in Section 9.3(c)) and (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Transaction communicated to the senior management or the Board of Directors of VBI (and with respect to termination pursuant to Section 8.1(c), such Third Party Public Event or communicated proposed Acquisition Transaction was not withdrawn prior to the date of termination) and (2) VBI shall have entered into any acquisition or other similar agreement, including any letter of intent, in connection with, or shall have consummated, any Acquisition Transaction within 12 months from the date of termination of this Agreement, VBI shall pay to Acquirer an amount equal to the Breakup Fee.

EXECUTION COPY

(f) In the event that VBI shall be obligated to pay the Breakup Fee pursuant to Sections 9.3(b) or (e), VBI shall pay Acquirer the Breakup Fee by wire transfer of immediately available funds, at the earlier of such time that VBI enters into any acquisition or other similar agreement, including any letter of intent, in connection with the applicable Acquisition Transaction or such time as such Acquisition Transaction is consummated. In the event that VBI shall be obligated to pay the Breakup Fee pursuant to Sections 9.3(c) or (d), VBI shall pay Acquirer the Breakup Fee promptly by wire transfer of immediately available funds, but in no event later than two business days after the date of termination of this Agreement.

(g) VBI acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquirer would not enter into this Agreement; accordingly, if VBI fails to promptly pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, Acquirer commences a suit that results in a judgment against VBI for the fee set forth in this Section 9.3 or any portion of such fee, VBI shall pay to Acquirer its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made on a daily basis from the date such payment was required to be made through the date of payment.

9.4 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or if sent by facsimile or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquirer or Merger Sub, to:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Lee Mitau
Tel: (612) 303-0890
Fax: (612) 303-0898

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn.: Lawrence S. Makow, Esq.
Tel: (212) 403-1372
Fax: (212) 403-2372

and

(b)	if to VBI, to:

Vail Banks, Inc.
0015 Benchmark Road, Suite 300
P.O. Box 6580
Avon, Colorado 81620
Attn: E. B. Chester
Tel: (970) 476-2002
Fax: (970) 476-0200

EXECUTION COPY

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
Attn: Robert Mintz, Esq.
Tel: (303) 899-7399
Fax: (303) 899-7333

9.5 Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.6 Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile or electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9.7 Entire Agreement.

This Agreement (including the disclosure schedules, other schedules to this Agreement and the documents and the instruments referred to herein), together with the Confidentiality Agreement (which shall survive the execution and termination of this Agreement), the Plan of Merger and the Support Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The VBI Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.8 Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law rules.

9.9 Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering

EXECUTION COPY

invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Publicity.

Except as otherwise required by Law or the rules of the Nasdaq Stock Market National Market System or the New York Stock Exchange (or such other exchange on which the VBI Common Shares of any of Acquirer’s securities is or may become listed) (but after prior consultation with the other party to the extent reasonably practicable under the circumstances), neither VBI nor Acquirer shall, and neither VBI nor Acquirer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement (it being understood that the term “public announcement” shall be deemed to include any widely disseminated or widely available communication to employees) with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquirer, in the case of a proposed announcement or statement by VBI, or VBI, in the case of a proposed announcement or statement by Acquirer. Without limiting the scope of the preceding sentence, (i) Acquirer and VBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party, (ii) VBI and its Subsidiaries shall consult with Acquirer regarding communications with customers, vendors, shareholders, prospective investors and employees related to the transactions contemplated hereby and (iii) VBI shall cooperate reasonably with Acquirer in the development of a joint shareholder and investor communications plan and effort with respect to the transactions contemplated hereby.

9.12 Assignment; Limitation of Benefits.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except with respect to Indemnified Parties under Section 6.12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their permitted assigns.

9.13 Additional Definitions.

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Acquisition Transaction”: any offer, proposal or expression of interest relating to any Competing Transaction; provided that for purposes of the definition of “Acquisition Transaction”, the references to “10% or more” in clause (i) of the definition of Competing Transaction shall be deemed to be references to “20% or more” and references to “10% or more” in clauses (ii) and (iii) of the definition of Competing Transaction shall be replaced with “a majority”).

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliated Person”: any director, executive officer or 5% or greater shareholder; spouse or other person living in the same household of such director, executive officer or shareholder; or any company, partnership or trust in which any of the foregoing persons is an officer, trustee, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

EXECUTION COPY

“Competing Proposal”: any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving VBI or any of its Subsidiaries that, if consummated, would constitute an Competing Transaction.

“Competing Transaction”: any of (i) a transaction pursuant to which any person (or group of persons) (other than Acquirer or its affiliates), directly or indirectly, acquires or would acquire 10% or more of the outstanding VBI Common Shares or of any new series or new class of capital stock that would be entitled to a class or series vote with respect to the Merger) or 10% of the aggregate voting power at VBI, whether from VBI or pursuant to a tender offer, exchange offer or other acquisition, (ii) a merger, share exchange, consolidation, recapitalization or other business combination involving VBI or otherwise involving 10% or more of the fair market value of the business of VBI and its Subsidiaries, taken as a whole (other than the Merger) or (iii) any transaction pursuant to which any person (or group of persons) (other than Acquirer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of VBI and securities of the entity surviving any merger or business combination including any of VBI’s Subsidiaries) of VBI, or any of its Subsidiaries representing 10% or more of the fair market value of all the assets, net revenues or net income of VBI and its Subsidiaries, taken as a whole, immediately prior to such transaction.

“Knowledge”: with respect to any entity, refers to the actual knowledge of such entity’s directors and executive officers.

“Laws”: any and all foreign, federal, state or local statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Material Adverse Effect”: with respect to Acquirer or VBI, as the case may be, means a material adverse effect upon (A) the condition (financial or otherwise), results of operations, loans, securities, deposit accounts, business or properties of Acquirer or VBI, as the case may be, and its Subsidiaries taken as a whole (other than as a result of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the banking and financial services industry generally to the extent not disproportionately affecting such Party, (iii) any change, effect, event or occurrence resulting from the announcement of this Agreement, (iv) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities in the United States, (v) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations and their holding companies in the United States generally, and (vi) effects arising from war or terrorism, other than effects directly impacting the business, properties, facilities, personnel or assets of such Party and in any event only to the extent not disproportionately affecting such Party or (B) the ability of such Party to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Merger.

“Person” or “person”: any individual or any bank, company, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (whether incorporated or unincorporated).

“Subsidiary”: when used with respect to any Party, means any bank, company, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, trust, association or other organization, whether incorporated or unincorporated, of which such Party, (x) directly or indirectly, has beneficial ownership of capital stock or other equity interests representing 50% or more of the equity or voting power of such entity or the power to elect a majority of the trustees or members of the board of directors or other governing body of such entity or (y) that is consolidated with such party for financial reporting purposes.

“Superior Competing Transaction”: any bona fide written Competing Proposal which the Board of Directors of VBI determines in its good faith judgment (based on the opinion of Allen & Company, or another financial advisor of nationally recognized reputation, and after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and all

EXECUTION COPY

appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law) to be more favorable to its shareholders from a financial point of view than the Merger and the other transactions contemplated hereby; provided that for purposes of the definition of “Superior Competing Transaction”, the references to “10% or more” in the definition of Competing Transaction shall be deemed to be references to “a majority”.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

IN WITNESS WHEREOF, Acquirer, Merger Sub and VBI have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

U.S. BANCORP
ATTEST:

By: /s/ Laura F. Bednarski Name: Laura F. Bednarski Title: Vice President	By: /s/ Richard C. Hartnack Name: Richard C. Hartnack Title: Vice Chairman

POWDER ACQUISITION CORP.
ATTEST:

By: /s/ Laura F. Bednarski Name: Laura F. Bednarski Title: Vice President	By: /s/ Richard C. Hartnack Name: Richard C. Hartnack Title: Vice Chairman

VAIL BANKS, INC.
ATTEST:

By: /s/ Lisa M. Dillon Name: Lisa M. Dillon Title: Vice Chairman/Secretary	By: /s/ E.B. Chester Name: E.B. Chester Title: Chairman